Sprayberry, Barnes, Marietta & Luttrell
Certified Public Accountants




March 14, 2002


Securities and Exchange Commission
450 Fifth Street
Washington, D.C. 20549

Re: eSat, Inc.

Ladies and Gentlemen:

We have read the statements that we understand Esat,  Inc. will include under
Item 4 of the Form 8-K report it will file regarding the recent change in auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Sincerely,

/s/ Sprayberry, Barnes, Marietta & Luttrell

Sprayberry, Barnes, Marietta & Luttrell



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